Exhibit 99.1

AGREEMENT AND PLAN OF MERGER

Amendment No. 1

THIS AGREEMENT AND PLAN OF MERGER Amendment No. 1 (this “Amendment”), dated as of December 7, 2004, is by and among U.S. Restaurant Properties, Inc., a Maryland corporation (the “Company”), Ivanhoe Acquisition XVI, LLC, a Maryland limited liability company (“Acquisition LLC”), and CNL Income Fund XVI, Ltd., a Florida limited partnership (the “Fund”). The Company, Acquisition LLC, and the Fund are referred to collectively herein as the “Parties” and individually as a “Party”

WHEREAS, the parties have executed an August 9, 2004 Agreement and Plan of Merger (the “Agreement”) pursuant to which Acquisition LLC, an indirect wholly-owned subsidiary of the Company, will be merged with and into the Fund, and the Fund will be the surviving entity in the Merger, upon the terms and subject to the conditions of the Agreement, as amended, and in accordance with applicable law;

WHEREAS, the Parties desire to amend the Agreement on the terms and conditions hereinafter set forth (capitalized terms not otherwise defined herein shall have the same meaning as in the Agreement);

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the Parties agree as follows:

Section 2.1(a) of the Agreement is hereby superceded and replaced in its entirety as follows:

(a)	Consideration for Fund Interests. Subject to Section 2.2, (i) the general partnership interests in the Fund (the “General Partnership Interests”) outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive $1.00 in cash (the “GP Merger Consideration”); and (ii) each unit of limited partnership interest in the Fund (the “Limited Partnership Interests,” together with the General Partnership Interests, the “Fund Interests”) outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive (A) $8.0093 in cash (the “LP Cash Consideration,” and together with the GP Merger Consideration, the “Cash Consideration”), and (B) 0.06674 shares of $1.93 Series A Cumulative Convertible Preferred Stock, par value $.001 per share of the Company (the “Company Series A Preferred Stock”), the terms of which are set forth in Exhibit C hereto, (the “LP Stock Consideration” and, together with the LP Cash Consideration, the “LP Merger Consideration”). The GP Merger Consideration shall be allocated pro rata among the General Partners in accordance with the value of their respective capital accounts on the Closing Date. The GP Merger Consideration and the LP Merger Consideration shall hereafter be referred to collectively as the “Merger Consideration.”

Binding Effect of Agreement. Except as expressly stated herein, the terms and conditions of the Agreement shall remain in full force and effect and unchanged, and are hereby ratified, confirmed and reaffirmed in all such respects.

Entire Agreement. This Amendment constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or between the Parties, or any of them, written or oral, with respect to the subject matter hereof.

No Third Party Beneficiaries. This Amendment is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns or to otherwise create any third-party beneficiary hereto.

Counterparts and Signature. This Amendment may be executed in counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to the other party, it being understood that each Party need not sign the same counterpart.

Interpretation. The language used in this Amendment shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Amendment shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include”, “includes” or “including” are used in this Amendment, they shall be deemed to be followed by the words “without limitation”. In the event of any conflict or inconsistency between this Amendment and the Agreement, this Amendment shall control and govern.

Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Maryland without giving effect to any choice or conflict of law provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Maryland.

IN WITNESS WHEREOF, the Parties have signed, or caused this Amendment to be signed by their respective officer thereunto duly authorized, as of the date first written above.

U.S. RESTAURANT PROPERTIES, INC.

By:	/s/ Robert J. Stetson
Title:	Chief Executive Officer

IVANHOE ACQUISITION XVI, LLC

By:	/s/ Robert J. Stetson
Title:	President

CNL INCOME FUND XVI, LTD.
By: CNL Realty Corporation, general partner

By:	/s/ Robert A. Bourne
Title:	President and Chief Executive Officer